                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in this Annual Report (Form 10-K) of Helmerich & Payne, Inc. of our report dated November 15, 1996, included in the 1996 Annual Report to Shareholders of Helmerich & Payne, Inc.

        We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-16771 and 33-55239) pertaining, respectively, to the Helmerich & Payne, Inc. Incentive Stock Option Plan and 1990 Stock Option Plan of out report dated November 15, 1996, with respect to the consolidated financial statements of Helmerich & Payne, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended September 30, 1996.



                                        ERNST & YOUNG LLP

Tulsa, Oklahoma
December 27, 1996